Exhibit 99.1

For Immediate Release	Contact: John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS RECORD THIRD QUARTER

Earnings Per Share Increases 15%

NAPLES, FLORIDA (July 22, 2003) Health Management Associates, Inc. (NYSE: HMA) announced today that its earnings per share (diluted) for the third quarter ended June 30, 2003 were $.30, up 15.4%, or $.04, from $.26 per share for the same quarter a year ago. Net income for the quarter increased $9.3 million to $75.9 million, from $66.6 million for the same quarter a year ago, and net patient service revenue grew $54.6 million to $647.1 million from $592.5 million for the same period a year ago.

Net patient service revenue at hospitals owned and operated by HMA for one year or more increased 7.0% during the third quarter, at the upper end of HMA’s objective range of between 5% and 8%. This represents HMA’s 59th consecutive quarter of same hospital revenue growth. Among the factors contributing to the revenue growth were a 1.5% increase in same hospital admissions, and improved pricing which resulted in a 5.4% increase in net revenue per admission. HMA has discontinued or suspended obstetrical (OB) services at four same-hospital facilities. After adjusting for closing these OB units, same hospital admissions increased 2.3% for the third quarter, compared to the same quarter a year ago.

Overall, HMA’s total admissions grew 3.9% in the third quarter as compared to the same quarter a year ago, reflecting the admission contribution from hospitals acquired during the twelve months ended June 30, 2003. HMA continued its focus on outpatient services, including emergency room services, which experienced an impressive 5.5% increase in visits during the third quarter compared to the same quarter a year ago. HMA hospitals seek to treat emergency room patients efficiently, and the hospitals achieve an average two-hour emergency room encounter time, as measured from the time the patient is evaluated by our Nurse First program to either the patient’s discharge or admission.

HMA’s industry-leading same hospital EBITDA margins expanded 110 basis points to 26.6% in the third quarter, up from 25.5% for the same period a year ago. This margin increase resulted from top-line revenue growth and effective cost controls on nearly every expense line as HMA continues to implement its proven operating strategies at our newer same hospital facilities. EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and minority interest. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in this press release under Supplemental Consolidated Statements of Income Information. Management believes that providing non-GAAP information regarding EBITDA is important for investors, as it provides a measure of liquidity and performance.

“HMA’s consistent strategy to focus on non-urban and rural communities, where we can be the preferred provider of high-quality hospital services, continues to generate solid results,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “As we have stated, the quality of our communities is what defines HMA’s future success over a long period of time: the quality of the physicians, the nursing staff, the hospital employees and the residents in our markets. The community comes first, and upon that foundation we develop an outstanding medical facility based on decentralized management and centralized financial controls. The speed of integration of our acquired hospitals is remarkable. From the outset, HMA’s due diligence team, comprised of hospital operations personnel, identifies opportunities for improvement and installs our proprietary PULSE SYSTEM™ prior to the closing date of the transaction. HMA’s capital investment, physician recruitment and local leadership expertise have consistently reduced patient outmigration to urban markets, and have revitalized communities, providing residents with high quality health care close to home.”

For the nine months ended June 30, 2003, HMA’s earnings per share (diluted) increased 16.4% to $0.85, up $0.12 from $0.73 for the nine-month period a year ago. Net income for the nine-month period increased $27.3 million to $213.6 million, from $186.3 million for the same period a year ago. HMA reported total net patient service revenue for the period of $1.90 billion, an increase of $234.8 million from $1.67 billion for the comparable nine-month period a year ago.

Days Sales Outstanding (“DSOs”) fell within HMA’s stated objective range of between 65 and 73 days, as published at the beginning of this fiscal year. DSOs for the quarter ended June 30, 2003 were 68 days, representing no change from the 68 days reported for the same quarter a year ago. Cash flow from operations, after interest expense and taxes, was $265.3 million for the nine-month period ended June 30, 2003.

“An integral component of HMA’s operating strategy is the flexing of hospital staffing to accommodate changing levels of patient volumes and acuity,” said Vumbacco. “Our flexible staffing program requires tremendous cooperation between our Chief Nursing Officers and their respective nursing staffs. When coupled with an industry-wide nursing shortage, effective staffing can be a challenge. Our NurseSelect™ internal nursing agency and our focus on improving working conditions in our hospitals has reduced turnover rates and improved employee satisfaction, resulting in better care for our patients.” The previously announced moderation in salary and benefit expense has continued with same hospital salaries and benefits expense, as a percent of revenue, decreasing 40 basis points during the third quarter to 36.7% compared to 37.1% in the same quarter a year ago.

HMA has completed one hospital acquisition so far this fiscal year and has announced the signing or submission of negotiated agreements to acquire three additional facilities. The acquisition of the 67-bed Madison County Medical Center (renamed Madison Regional Medical Center), located in Canton, Mississippi was completed on December 31, 2002. On May 27, 2003, Nissan Motors celebrated the opening of their new $1.4 billion, North American manufacturing plant in Canton. This 3.5 million square foot, state-of-the-art manufacturing facility is expected to generate up to 5,300 jobs and be a catalyst for growth in Madison, the state’s fastest growing county.

Seeking to continue and enhance the tradition of quality health care delivery in central Washington State, HMA is working toward the completion of the previously announced transaction to acquire the 226-bed Providence Yakima Medical Center, located in Yakima, Washington, and the 63-bed Providence Toppenish Hospital, located in Toppenish, Washington. The hospitals are being acquired from the Providence Health System, a not-for-profit organization sponsored by the Sisters of Providence religious community. HMA is working diligently to receive regulatory approval of these acquisitions within the fourth fiscal quarter to ensure continued quality of care for residents of the Yakima region.

On July 8, 2003, HMA announced the negotiation of a definitive agreement to acquire the 135-bed Walton Medical Center located in Monroe, Georgia. Walton Medical Center is the sole community provider in its primary service area, and HMA’s investment in the community will include a new, state-of-the-art replacement hospital for the region. The review and approval of the definitive agreement by the state of Georgia are expected to be completed during HMA’s fourth fiscal quarter of 2003.

“The landscape for acquisition opportunities continues to look promising,” said Vumbacco. “HMA continues to actively review potential acquisitions, and we will not deviate from our disciplined acquisition approach. Successful integration of acquisitions requires financial, technological and leadership resources, and HMA is poised to take advantage of opportunities that meet our time-tested criteria. HMA’s geographic boundaries will broaden over the foreseeable future, increasing the number of potential acquisitions to far more than the 200 already identified in the states in which we operate. Prudent pricing, comprehensive due diligence, and a proven operating strategy are the keys to HMA’s ability to improve the quality of health care in our communities and subsequently the health of the hospital.”

On April 29, 2003, HMA’s Board of Directors approved a quarterly cash dividend, and on June 2, 2003, HMA paid shareholders of record, as of May 9, 2003, a cash dividend of $0.02 per share. As previously reported, in creating the initial dividend policy, the Board of Directors cited both HMA’s strong operational history over a long period of time, as well as HMA’s desire to provide its shareholders with an additional opportunity for a return on their investment. HMA believes that its dividend policy is another indication of its financial strength and prospects, and further differentiates HMA from the rest of the industry.

Also during the quarter, HMA appointed William C. Steere, Jr. to its board of directors, increasing the number of board members from eight to nine. Mr. Steere is the Chairman Emeritus of Pfizer, Inc. located in New York, New York. “Corporate governance is taken very seriously at HMA,” said Vumbacco. “Mr. Steere’s health care experience spans more than 40 years, and his leadership qualities and executive management experience are a valuable addition to our board.”

Most recently, HMA announced its intention to redeem all of its Convertible Senior Subordinated Debentures (“Debentures”) due 2020 for cash on August 16, 2003, in accordance with the terms of the Debentures and their governing Indenture. “HMA’s conservative approach to acquisitions and operations over a long period of time has earned the company a reputation for high quality, consistent results, and the industry’s highest credit rating,” added Vumbacco. “HMA is very pleased to be in a position to redeem these Debentures, which will have the potential to remove nearly 14.5 million shares of dilution.”

The senior management team will discuss HMA’s performance in greater detail during a live conference call and audio webcast later this morning. All interested investors are invited to access the webcast at 11:00 a.m. EDT, via HMA’s website at www.hma-corp.com or via www.streetevents.com. The webcast will be archived on the HMA website under the “Investor Relations” section. All financial and other statistical information contained in the conference call will be located on the Company’s website under “Investor Relations.”

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 14 years of uninterrupted operating earnings growth, and upon completing its previously announced transactions to acquire the 226-bed Providence Yakima Medical Center, the 63-bed Providence Toppenish Hospital and the 135-bed Walton Medical Center, will operate 47 hospitals in 15 states with 6,479 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and the Company has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables follow)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
Net patient service revenue	$647,127	$592,476	$1,903,018	$1,668,245
Costs and expenses:
Salaries and benefits	245,477	226,587	733,934	641,379
Supplies and other	185,328	170,163	548,796	477,274
Provision for doubtful accounts	46,448	45,485	137,772	126,076
Depreciation and amortization	28,003	24,293	81,203	69,834
Rent expense	12,466	12,367	36,677	34,862
Interest, net	3,802	3,557	11,275	11,759

Total costs and expenses	521,524	482,452	1,549,657	1,361,184

Income before minority interests and income taxes	125,603	110,024	353,361	307,061
Minority interests in earnings of consolidated entities	1,121	359	3,106	359

Income before income taxes	124,482	109,665	350,255	306,702
Provision for income taxes	48,561	43,049	136,613	120,384

Net Income	$75,921	$66,616	$213,642	$186,318

Net income per share:
Basic	$0.32	$0.28	$0.89	$0.77

Diluted	$0.30	$0.26	$0.85	$0.73

Weighted average number of shares outstanding:
Basic	239,108	241,227	238,790	242,053

Diluted	257,379	260,821	257,186	261,596

EARNINGS PER SHARE CALCULATION

Net income	$75,921	$66,616	$213,642	$186,318
Add: Interest from convertible debt, net of taxes	1,360	1,355	4,147	4,065

Adjusted net income	$77,281	$67,971	$217,789	$190,383

Basic shares outstanding	239,108	241,227	238,790	242,053
Add: Employee stock options	3,822	5,145	3,947	5,094
Convertible shares	14,449	14,449	14,449	14,449

Diluted shares outstanding	257,379	260,821	257,186	261,596

Diluted earnings per share	$0.30	$0.26	$0.85	$0.73

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003	September 30, 2002
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$248,274	$123,736
Accounts receivable, net	481,964	454,427
Other current assets	135,737	117,623
Property, plant and equipment	1,329,727	1,281,782
Restricted funds	983	1,450
Other assets	394,790	385,299

	$2,591,475	$2,364,317

Liabilities and Stockholders’ Equity
Current liabilities	$284,898	$273,743
Deferred income taxes	17,406	17,861
Other long-term liabilities and minority interests	74,231	75,802
Long-term debt	652,803	650,159
Stockholders’ equity	1,562,137	1,346,752

	$2,591,475	$2,364,317

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
Same Store Hospitals
Occupancy	46.0%	47.0%	48.5%	47.8%
Patient Days	239,247	235,798	686,252	669,819
Admissions	54,260	53,468	153,501	148,771
Adjusted Admissions	86,997	85,682	243,084	236,654
Average length of stay	4.4	4.4	4.5	4.5
Total surgeries	50,701	51,099	141,635	140,957
OP Revenue percentage	47.9%	46.3%	46.3%	44.9%
IP Revenue percentage	52.1%	53.7%	53.7%	55.1%

Total Hospitals
Occupancy	47.5%	48.3%	49.5%	48.5%
Patient Days	264,548	253,049	813,418	746,068
Admissions	56,974	54,842	176,186	159,726
Adjusted Admissions	91,438	87,826	278,067	253,400
Average length of stay	4.6	4.6	4.6	4.7
Total surgeries	52,607	52,329	156,720	152,146
OP Revenue percentage	47.7%	46.2%	45.4%	44.9%
IP Revenue percentage	52.3%	53.8%	54.6%	55.1%

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in thousands)

(unaudited)

	Three Months Ended June 30,
	2003	2002
Net patient service revenue	$647,127	$592,476
Less acquisitions, corporate and other	29,227	15,029

Same hospital net patient service revenue	$617,900	$577,447

Income before minority interests and income taxes	$125,603	$110,024

Add:
Interest, net	3,802	3,557
Depreciation and amortization	28,003	24,293

EBITDA	157,408	137,874
Adjustment for acquisitions, corporate and other	(7,184)	(9,456)

Same hospital EBITDA	$164,592	$147,330

Same hospital EBITDA margins =

Same hospital EBITDA / same hospital net patient service revenue	26.6%	25.5%